Reading International Announces

Third Quarter 2016 Results

Earnings Webcast Scheduled to Post on Corporate Website at 6:00 A.M. Pacific Time

Thursday,  November 10, 2016

Los Angeles, California - (BUSINESS WIRE) November 8, 2016 - Reading International, Inc. (NASDAQ: RDI) today announced results for the quarter and nine months ended September 30, 2016.

Consolidated revenues for the third quarter increased by 23%, or $13.5 million, to $71.3 million and net income increased approximately nine  (9) times, or $3.5 million, to $3.9 million.  Earnings per Share (“EPS”) for the quarter ended September 30, 2016 increased by $0.15 to $0.17 from the prior-year quarter, mainly attributable to increased attendance in our cinema businesses in the U.S., Australia and New Zealand. Third quarter 2016 revenues represented the highest level achieved for any third quarter and the second highest in the history of our Company.

Revenues for the nine-month period increased by 6%, or $11.8 million, to $203.0 million. Net income decreased by 53%, or $10.4 million, to $9.1 million, mainly attributable to the (i) one-time gain on sale of investment properties benefiting EPS by $0.47 in 2015 and (ii) higher general and administrative expenses in 2016.  These decreases were offset by: (i) higher earnings in 2016 resulting from increased attendance in our cinema business and (ii) lower borrowing costs.  EPS for the nine months ended September 30, 2016 decreased by $0.45 to $0.39 from the prior-year nine-month period for the same reasons noted above.

The following table summarizes the third quarter and nine-month results for 2016 and 2015:

	Quarter Ended			Nine Months Ended
			% Change			% Change
(Dollars in millions, except EPS)	September 30, 2016	September 30, 2015	Favorable/ (Unfavorable)	September 30, 2016	September 30, 2015	Favorable/ (Unfavorable)
Revenue	$71.3	$57.8	23%	$203.0	$191.2	6%
- US	34.9	32.2	8%	103.7	99.4	4%
- Australia	27.8	20.2	38%	75.4	72.5	4%
- New Zealand	8.6	5.4	59%	23.9	19.3	24%
Segment operating income (1)	$11.5	$6.3	83%	$32.4	$29.7	9%
Net income(2)	$3.9	0.4	875%	$9.1	$19.5	(53)%
Basic EPS (2)	$0.17	$0.02	750%	$0.39	$0.84	(54)%
EBITDA (1)	$10.9	$6.3	73%	$30.2	$40.9	(26)%

(1) Aggregate segment operating income and earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2) Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

“We delivered near record high revenues during the third quarter as our strategic focus in delivering best-in-class cinematic experiences, in addition to strong industry box office revenue growth, helped increase attendance across our cinema businesses,” said Ellen Cotter, Chair, President and Chief Executive Officer. “During the quarter, we significantly grew net income and EPS, and continued to make progress on several value creation development projects in our real estate portfolio.  We are pleased with our results this quarter and believe we remain well-positioned to drive long-term value for stockholders through the opportunistic and synergistic development of entertainment and real estate assets.”

At its meeting on November 7, 2016, the Board reaffirmed its determination of June 23, 2016, that our stockholders would be best served by pursuing our independent, stand-alone strategic business plan.  Patton Vision, LLC, in a letter dated September 14, 2016, addressed to Ellen Cotter, had reiterated its indication of interest in acquiring all of the stock of the Company at $17.00 per share.    In light of the Board’s re-affirmation of its June 23, 2016 determination, management was directed to advise Patton Vision, LLC, that the Board has no interest in pursuing a sale of the Company at this time.

We transact business in Australia and New Zealand (collectively referred to as “Foreign Operations”) and are subject to risks associated with changing foreign exchange (“FX”) rates. During the third quarter and nine-month period of 2016, the Australian and New Zealand dollar strengthened against the U.S. dollar relative to the prior year by 5% and 11%, respectively, for the quarter, while both currencies weakened by 3% for the nine-month period compared to 2015.  We do not believe that the currency fluctuations present a material risk to our ability to fund our Foreign Operations because we manage our currency exposure by creating natural hedges in Australia and New Zealand.  This involves local country sourcing of goods and services, as well as borrowing in local currencies to match revenues and expenses. Furthermore, it remains our current business plan to retain and reinvest our earnings in Australia.   However, foreign exchange fluctuations do impact results of operations, when translated in U.S. dollars.

COMPANY HIGHLIGHTS

•

Operating Results.  Revenues for the third quarter of 2016 represented a  record for any third quarter and the second highest quarterly level in the history of the Company.  Additionally, segment operating income increased by 83%  compared to the third quarter in 2015.

•

Settlement of STOMP Arbitration.     In April 2016, we received a Final Award of $2.3 million in our arbitration with The STOMP Company Limited Partnership (“Stomp”), the producer of the show STOMP.  In September 2016, we entered into a Payment Agreement with Stomp designed to allow the Company to recover the entire Final Award (plus interest at 4%), while at the same time allowing the show, STOMP, to continue playing at our Orpheum Theater.

•

Withdrawal of Derivative Lawsuit.  In  July 2016, all stockholder plaintiffs in the consolidated derivative cases other than James J. Cotter, Jr. (the “Independent Plaintiff Stockholders”)  entered into a settlement agreement with the Company and all of the Company’s directors (other than James J. Cotter, Jr.) and withdrew their claims.  The settlement was approved by the District Court of the State of Nevada for Clark County and judgment dismissing with prejudice the claims of the Independent Plaintiff Stockholders was entered on October 20, 2016.  Under the judgment, each party is to bear its own legal fees. In the joint press release issued by the Company and the Independent Plaintiff Stockholders on July 13, 2016, representatives of the Independent Plaintiff Stockholders stated as follows:  "We are pleased with the conclusions reached by our investigations as Plaintiff Stockholders and now firmly believe that the Reading Board of Directors has and will continue to protect stockholder interests and will continue to work to maximize shareholder value over the long term.  We appreciate the Company's willingness to engage in open dialogue and are excited about the Company's prospects. Our questions about the termination of James Cotter, Jr., and various transactions between Reading and members of the Cotter family-or entities they control-have been definitively addressed and put to rest. We are impressed by measures the Reading Board has made over the past year to further strengthen corporate governance.  We fully support the Reading Board and management team and their strategy to create stockholder value.”

•	Cinema activities
▪

On October 21, 2016, we opened Olino by Consolidated Theatres, our ninth theatre in Hawaii and the first to break ground in the state since 2001.  Olino features luxurious amenities, including electric recliner seats, expansive wall-to-wall screens and pristine digital projection by Barco, the leader in digital cinema technology, and an elevated, locally inspired food and beverage menu.

The theatre also features a TITAN LUXE, a premium auditorium with immersive sound by Dolby ATMOS.
▪

On January 31, 2016, following the run of “Star Wars: The Force Awakens”,  we surrendered our Gaslamp cinema in San Diego, California.  We acquired this cinema in 2008 as part of the acquisition of a package of 15 locations from Pacific Theatres.  The cinema was not profitable at that time and the purchase price for this group of assets reflected the losses generated by the  cinema and the likelihood that such losses would continue into the future.

•	Real estate activities
▪

In August 2016, the Auckland City Council re-zoned 64.0 acres of our 70.4 acre property in Manukau from agricultural to light industrial use.  The remaining 6.4 acres were already zoned for heavy industrial use.  Light industrial use includes certain manufacturing, production, logistic, transportation, warehouse and wholesale distribution activities and, on an ancillary basis, certain office, retail and educational uses.  Now that our zoning enhancement goals have been achieved, we are considering our options with respect to the value realization opportunities and commercial exploitation of this asset.

▪

Frasers Property Australia, the buyer of our Burwood Property, has informed us that it is under contract to sell a portion of this property and a potential prepayment of $16.7 million (AU$21.8 million) is expected during the fourth quarter of 2016.

▪

On April 11, 2016, we purchased a 24,000 square foot Class B office building with 72 parking spaces located at 5995 Sepulveda Boulevard in Culver City, California for $11,150,000.  We intend to use approximately 50% of the leasable area for our corporate headquarters and lease the remainder to unaffiliated third party tenants.  In recent years, Culver City has developed as a center of entertainment and high-tech activity in Los Angeles County.  Upon completion of the move and after leasing excess space at the property, we anticipate that the move will reduce our headquarters’ occupancy cost by approximately $350,000 per annum.

▪	On March 31, 2016, we closed the second of the two definitive sale agreements of our Taupo property in New Zealand, for which we received the remaining sales price of $831,000 (NZ$1.2 million).
▪

We continue to make progress on the supermarket development project at our Courtenay Central entertainment themed-center in Wellington, New Zealand with the planned addition of an approximately 36,000 square foot supermarket and approximately 4,000 square feet of general retail space.  The agreement to lease the supermarket has been signed, all parties have approved construction budgets for the supermarket and a design build construction agreement has been entered into.   The project remains in the design phase, as our Tenant has advised us that they have decided to revisit their initial designs with the intent to upgrade the supermarket into a  “premium” offering.   Under the Agreement to Lease, our Tenant is responsible for any increase in our costs resulting from these design changes and any resultant delays.  We now expect the supermarket development project to be completed during 2018 due to the delayed commencement of construction and occupancy to accommodate the tenant’s upgraded offering.

▪

Our Union Square property located in Manhattan, New York continues to proceed as scheduled and we continue to anticipate the re-developed property will be ready for occupancy by the second quarter of 2018.  Management believes that retail leasing interest to date has been strong.  This redevelopment will add approximately 23,000 square footage of rentable space to the current square footage of the building for an approximate total of 73,322 square feet of rentable space, inclusive of anticipated BOMA adjustments and subject to lease negotiations and the final tenant mix. Approvals have been granted by the Landmarks Preservation Commission and the Board of Standard and Appeals to develop the property entirely for retail and commercial uses.  Edifice Real Estate Partners, LLC has been retained to assist in the supervision and administration of the project as well as real estate brokerage Newmark Grubb Knight Frank to serve as our exclusive marketing agent.  We retained an affiliate of CNY Construction LLC to provide pre-construction management services.  We received demolition and building approval of numerous permit applications by the New York City Department of Buildings in July 2016, including the Alt-1 permit associated with the overall renovation of the structure.  We have finished abatement and have begun internal demolition activities at the site. In addition, we have obtained commitments for $57.5 million of construction financing and anticipate closing during the fourth quarter of 2016.
▪

We also completed a refinancing on our Cinemas 1,2,3 property in Manhattan to refinance current indebtedness (including paying of a $3.0 million loan to Reading International) and to provide approximately $2.0 million in working capital to fund pre-development work. Our discussions with the owners of the neighboring 2,600 square foot property at the corner of 3rd Avenue and 60th Street are ongoing, focusing on the redevelopment of the combined property (121,000 square feet of FAR and 140,000 square feet of gross buildable area) as an entertainment and hotel property.

SEGMENT RESULTS

The following table summarizes the third quarter and nine-months segment operating results for 2016 and 2015:

	Quarter Ended			Nine Months Ended
			% Change			% Change
(Dollars in thousands)	September 30, 2016	September 30, 2015	Favorable/ (Unfavorable)	September 30, 2016	September 30, 2015	Favorable/ (Unfavorable)
Segment revenue
Cinema
United States	$34,201	$30,913	11%	$101,275	$95,571	6%
Australia	25,551	18,523	38%	68,968	67,174	3%
New Zealand	8,073	4,932	64%	22,336	17,478	28%
Total	$67,825	$54,368	25%	$192,579	$180,223	7%
Real estate
United States	$731	$1,195	(39)%	$2,423	$3,788	(36)%
Australia	3,480	2,695	29%	10,110	8,427	20%
New Zealand	1,179	1,078	9%	3,428	3,693	(7)%
Total	$5,390	$4,968	8%	$15,961	$15,908	-%
Inter-segment elimination	(1,900)	(1,548)	(23)%	(5,518)	(4,957)	(11)%
Total segment revenue	$71,315	$57,788	23%	$203,022	$191,174	6%
Segment operating income (loss)
Cinema
United States	$2,042	$1,000	104%	$7,063	$5,795	22%
Australia	5,931	3,064	94%	14,838	14,702	1%
New Zealand	1,753	774	126%	4,635	3,248	43%
Total	$9,726	$4,838	101%	$26,536	$23,745	12%
Real estate
United States	$122	$(121)	(201)%	$299	$887	(66)%
Australia	1,203	1,200	-%	4,175	3,740	12%
New Zealand	430	364	18%	1,370	1,325	3%
Total	$1,755	$1,443	22%	$5,844	$5,952	(2)%
Total segment operating income (1)	$11,481	$6,281	83%	$32,380	$29,697	10%

(1) Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

Third Quarter Results

Cinema segment operating income more than doubled, for an increase of $4.9 million, to $9.7 million for the quarter ended September 30, 2016 compared to September 30, 2015, primarily driven by higher admissions and concessions revenues, the opening of our LynnMall Cinema in Auckland, New Zealand in November 2015, the re-opening of Carmel Mountain theatre in San Diego CA in October 2015 and stronger foreign exchange average rates for Australian and New Zealand operations.    Below are the results by country:

•

In  the United States, third quarter revenue increased by 11%, or $3.3 million, primarily driven by higher attendance (including the impact of the re-branding of our Carmel Mountain theatre in San Diego, CA to Angelika Film Center in October 2015) and an increase in average ticket prices.   In addition, the quarter reflects the closure of the Gaslamp cinema in San Diego in the first quarter of 2016.  Food & Beverage revenues (“F&B”) increased by 13% during third quarter compared to the same period in 2015.  F&B revenue stream within the cinema business contributed the highest gross margin for the U.S, in the range of 82-83%.  Our Q3 2016 F&B Spend per Person of $4.39 increased by 9.1% compared to the same period in 2015.

•

Australia cinema revenue, stated in U.S. dollars, increased by 38%, or $7.0 million, primarily due to significant increase in attendance and the favorable impact from stronger foreign exchange average rate movements.

•

New Zealand cinema revenue, stated in U.S. dollars, increased significantly by 64%, or $3.1 million, mainly due to higher attendance and the opening of our LynnMall cinema in November 2015, in addition to favorable impact from foreign exchange average rates.

The top three grossing films for the third quarter of 2016 were “Suicide Squad”, “The Secret Life of Pets”, and “Finding Dory” representing approximately 25% of our worldwide admission revenues for the quarter.  The top three grossing films in the third quarter of 2015 in our worldwide cinema circuits were “Minions”, “Mission Impossible: Rogue Nation”, and “Inside Out”, which represented approximately 22% of our admission revenues.

Nine Months Results

Cinema segment operating income increased by 12%, or $2.8 million, to $26.5 million for the nine months ended September 30, 2016 compared to September 30, 2015, primarily driven by higher admissions and concessions revenues and the opening of our LynnMall Cinema in November 2015, partially offset by the slightly weaker foreign exchange average rates for Australian and New Zealand operations.  Below are the results by country:

•

Revenue in the United States during the first nine months of 2016 increased by 6%, or $5.7 million, to $101.3 million driven by higher average ticket prices while maintaining last year’s level of admissions.  Food & Beverage revenues (“F&B”) increased by 10% for the nine months ended September 30, 2016.  F&B revenue stream within the cinema business contributed the highest gross margin for the U.S, in the range of 82-83%.  Our F&B Spend per Person for the nine months ended September 30, 2016 of $4.43 increased by 10.5% compared to the same period in 2015.

•

Australia cinema revenue, stated in U.S. dollars, increased by 3%, or $1.8 million, to $69.0 million primarily due to higher attendance, offset by the unfavorable impact from foreign exchange average rate movements and a  reduction in average ticket prices.

•

New Zealand cinema revenue, stated in U.S. dollars, increased by 28%, or $4.9 million, to $22.3 million mainly due to higher attendance and the opening of our LynnMall cinema in November 2015, partially offset by the unfavorable impact from foreign exchange average rate movements.  The New Zealand exhibition market benefited from the most successful local film release of all time, “Hunt for the Wilderpeople”.

The top three grossing films for the nine months ended September 30, 2016 were “Finding Dory”, “Deadpool”, and “Suicide Squad” representing approximately 13% of Reading’s worldwide admission revenues, compared with the top three grossing films a year ago:  “Jurassic World”, “Inside Out”, and “Fast & Furious 7”, which represented approximately 14% of our admission revenues.

Real Estate

Third Quarter Results

Real estate segment operating income increased by 22%, or $312,000, to $1.8 million for the quarter ended September 30, 2016 compared to September 30, 2015, primarily attributable to the increase in property rental income generated by Cannon Park purchased in December 2015 and the impact of favorable foreign exchange rates, offset by the closure of our Union Square property for redevelopment.

Nine Months Results

Real estate segment operating income decreased by 2%, or $108,000, to $5.8 million for the nine months ended September 30, 2016 compared to September 30, 2015, primarily attributable to the closure of the Union Square property for redevelopment and higher depreciation, amortization, general and administrative expenses.  Refer below for the results by country:

•

In the U.S., property rental income decreased by 36% (or $1.4 million) due to the termination of tenancies at the Company’s Union Square property in New York and the termination of our live theater activities at that location, which is currently being re-developed,

•	In Australia, property rental income increased by 20% (or $1.7 million) due to the purchase of Cannon Park in December 2015, offset by the unfavorable average FX rate movements on Foreign Operations.
•

In New Zealand, property rental income decreased slightly by 7% (or $265,000) due to the 2015 sale of our Taupo property, in addition to the unfavorable average FX rate movements on Foreign Operations.

CONSOLIDATED AND NON-SEGMENT RESULTS

The third quarter and nine-month consolidated and non-segment results for 2016 and 2015 are summarized as follows:

	Quarter Ended			Nine Months Ended
			% Change			% Change
(Dollars in thousands)	September 30, 2016	September 30, 2015	Favorable/ (Unfavorable)	September 30, 2016	September 30, 2015	Favorable/ (Unfavorable)
Segment operating income	$11,481	$6,281	83%	$32,380	$29,697	9%
Non-segment income and expenses:
General and administrative expense	(4,769)	(3,075)	(55)%	(14,693)	(10,637)	(38)%
Interest expense, net	(1,553)	(1,894)	18%	(5,190)	(6,070)	14%
Gain on sale of assets	--	--	--%	393	11,023	(96)%
Others	86	(468)	nm	398	28	nm
Total non-segment income and expenses	$(6,236)	$(5,437)	nm	$(19,092)	$(5,656)	nm
Income before income taxes	5,245	844	521%	13,288	24,041	(45)%
Income tax expense	(1,328)	(517)	(157)%	(4,222)	(4,605)	8%
Net income	$3,917	$327	1,098%	$9,066	$19,436	(53)%
Net (income)/loss attributable to noncontrolling interests	(62)	54	nm	(12)	60	nm
Net income attributable to RDI common stockholders	$3,855	$381	912%	$9,054	$19,496	(54)%

Third Quarter Results

Net income attributable to RDI common stockholders for the third quarter of 2016 increased by approximately 9 times, or $3.5 million, to $3.9 million,  mainly attributable to higher earnings in 2016 resulting from increased attendance in our cinema businesses in the U.S., Australia and New Zealand,  in addition to favorable foreign currency movements  on Foreign Operations.

General and administrative expense for the quarter ended September 30, 2016 increased by 55%, or $1.7 million, to $4.8 million. The increase is primarily due to ongoing expenses associated with the derivative lawsuits filed by James J. Cotter, Jr. and the Independent Plaintiff Stockholders and employment arbitration related to James J. Cotter, Jr. and expenses related to the 2015 year-end audit.  The non-recurring increase in audit expense related to the reassessment of the Company’s taxes mostly related to 2014 and prior years.  As noted above, while one derivative suit, filed by the Independent

Plaintiff Stockholders, has been dismissed with prejudice, the derivative claims by Mr. James J. Cotter, Jr. continue.  This derivative matter is currently scheduled for trial in January 2017.

Interest expense (net of interest income) for the quarter ended September 30, 2016 decreased by 18%, or $341,000, to $1.6 million, mainly due to renegotiation of our loan facility in Australia leading to lower borrowing costs.

Nine Months Results

Net income attributable to RDI common stockholders for the nine months ended September 30, 2016 decreased by 54%, or $10.4 million, to $9.1 million, mainly attributable to (i) the 2015 one-time gain on sale of investment properties benefitting EPS by $0.47 in 2015 and (ii) higher general and administrative expenses in 2016.   These were offset by (i) higher earnings in 2016 resulting from increased attendance in our cinema businesses in the U.S., Australia and New Zealand and (ii) lower borrowing costs.

General and administrative expense for the nine months ended September 30, 2016 increased by 38%, or $4.1 million compared to the same period a year ago.  Ongoing expenses associated with the defense of the derivative litigation and employment arbitration, higher compensation expense relating to the introduction of restricted stock units as equity-based performance awards and non-recurring expenses incurred due to the change in status of certain executives and the additional accounting and consulting expenses in connection with the 2015 year-end audit (discussed above) drove the higher general and administrative expenses.

Interest expense (net of interest income) for the nine months ended September 30, 2016 decreased by 14%, or $880,000, to $5.2 million, mainly due to the renegotiation of our loan facility in Australia leading to lower borrowing costs.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Total assets increased to $401.5 million at September 30, 2016 compared to $373.3 million at December 31, 2015, primarily driven by an increase in our properties due to the acquisition of the new corporate headquarters in Los Angeles, costs relating to the re-development of our Union Square property in New York and amounts expended to enhance the amenities in our cinemas, offset by the reduction in cash balances.

Cash and cash equivalents at September 30, 2016  were $10.0 million, including $2.4 million in the U.S., $5.9 million in Australia, and $1.7 million in New Zealand.  At September 30, 2016,  all  $10.0 million of available cash worldwide was  unrestricted by loan covenants, in addition to the unused capacity of our credit facilities.

Below is a summary of the available corporate credit facilities as of September 30, 2016:

	As of September 30, 2016
(Dollars in thousands)	Contractual Capacity	Capacity Used	Unused Capacity
Bank of America Credit Facility (USA)	$55,000	$38,950	$16,050
Bank of America Line of Credit (USA)	5,000	1,000	4,000
NAB Corporate Term Loan (AU) (1)	50,986	30,285	20,701
Westpac Corporate Credit Facility (NZ) (1)	25,515	10,571	14,944
Total	$136,501	$80,806	$55,695

(1) The borrowings are denominated in foreign currency.  The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of September 30, 2016.

In addition to the  $55.7 million of unused capacity available under our corporate credit facilities,  we have a further $13.1  million (NZ$18.0 million) unused capacity for construction funding in New Zealand.  Together with our $10.0 million cash and cash equivalents as of September 30, 2016, we believe we can meet our anticipated short-term working capital requirements.

On August 31, 2016, we  completed the refinancing of our maturing $15.0 million Term Loan (USA) on the Cinemas 1,2,3 with a new lender, into a new 3-year term $20.0 million loan.  We also obtained two-year extension of our Bank of America $5.0 million credit line, from October 31, 2017 to October 31, 2019.  In addition, we are in the process of obtaining (ii) a mortgage on the new corporate headquarters that we purchased in April 2016 (estimated proceeds of $8.0 million) and (iii) a construction financing for our Union Square property re-development project.  We expect to complete these financings during the fourth quarter of 2016.    It is anticipated that the proceeds from the refinancing of our corporate headquarters will be used for domestic working capital purposes.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by US GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with US GAAP. Aggregate segment operating income and EBITDA as we have calculated them may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – we evaluate the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  We believe that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – we present EBITDA as a supplemental measure of our performance, which is commonly used in our industry.  We define EBITDA as net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment of interest expense, depreciation, and amortization for discontinued operations, if any. EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).

Reconciliation of EBITDA to net income is presented below:

	Quarter Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
(Dollars in thousands)	2016	2015	2016	2015
Net Income	$3,855	$381	$9,054	$19,496
Add: Interest expense, net	1,553	1,894	5,190	6,070
Add: Income tax expense	1,328	517	4,222	4,605
Add: Depreciation and amortization	4,131	3,501	11,766	10,769
EBITDA	$10,867	$6,293	$30,232	$40,940

Conference Call via Webcast

Ellen Cotter,  Chair, President & Chief Executive Officer, Dev Ghose, Executive Vice President & Chief Financial Officer, and Andrzej Matyczynski, Executive Vice President for Global Operations, will hold a conference call via webcast to discuss our third quarter results which will be posted at 6:00 A.M. Pacific Time on Thursday,  November  10, 2016.    Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on or before Wednesday, November 9, 2016 at 8:00 a.m. ET.  Interested parties may access the audio webcast by visiting the Company’s website at http://www.readingrdi.com/Presentations.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning, and operating real estate assets.  Our business consists primarily of:

•	the development, ownership, and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed centers (“ETC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide business under various brands:

•	in the United States, under the

o	Reading Cinema brand (http://www.readingcinemasus.com);
o	Angelika Film Center brand (http://www.angelikafilmcenter.com);
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com);
o	City Cinemas brand (http://www.citycinemas.com);
o	Beekman Theatre brand (http://www.beekmantheatre.com);

o	The Paris Theatre brand (http://www.theparistheatre.com);
o	Liberty Theatres brand (http://libertytheatresusa.com); and
o	Village East Cinema brand (http://villageeastcinema.com)

•	in Australia, under the

o	Reading Cinema brand (http://www.readingcinemas.com.au);
o	Newmarket brand (http://readingnewmarket.com.au); and
o	Red Yard brand (http://www.redyard.com.au)

•	in New Zealand, under the

o	Reading Cinema brand (http://www.readingcinemas.co.nz);
o	Rialto brand (http://www.rialto.co.nz);
o	Reading Properties brand (http://readingproperties.co.nz);
o	Courtenay Central brand (http://www.readingcourtenay.co.nz); and
o	Steer n’ Beer restaurant brand (http://steernbeer.co.nz).

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:
o	The number and attractiveness to movie goers of the films released in future periods;
o	The amount of money spent by film distributors to promote their motion pictures;
o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o

The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and online streaming.

•	With respect to our real estate development and operation activities:
o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	The availability and cost of labor and materials;
o	Competition for development sites and tenants;
o	The extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations; and
o	Certain of our activities are in geologically active areas, creating a risk of damage and/or 11 disruption of real estate and/or cinema businesses from earthquakes.
•

With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o	The relative values of the currency used in the countries in which we operate;
o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

Our exposure from time-to-time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Dev Ghose, Executive Vice President & Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(U.S. dollars in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015

Operating revenue
Cinema	$67,825	$54,368	$192,579	$180,223
Real estate	3,490	3,420	10,443	10,951
Total operating revenue	71,315	57,788	203,022	191,174
Operating expense
Cinema	(52,103)	(44,463)	(148,864)	(140,825)
Real estate	(2,296)	(2,570)	(6,628)	(7,004)
Depreciation and amortization	(4,131)	(3,501)	(11,766)	(10,769)
General and administrative	(6,175)	(4,134)	(18,372)	(13,736)
Total operating expense	(64,705)	(54,668)	(185,630)	(172,334)
Operating income	6,610	3,120	17,392	18,840
Interest income	18	485	74	1,007
Interest expense	(1,571)	(2,379)	(5,264)	(7,077)
Net gain on sale of assets	--	--	393	11,023
Other expense	(12)	(577)	(115)	(667)
Income before income tax expense and equity earnings of unconsolidated joint ventures and entities	5,045	649	12,480	23,126
Equity earnings of unconsolidated joint ventures and entities	200	195	808	915
Income before income taxes	5,245	844	13,288	24,041
Income tax expense	(1,328)	(517)	(4,222)	(4,605)
Net income	$3,917	$327	$9,066	$19,436
Net (income) loss attributable to noncontrolling interests	(62)	54	(12)	60
Net income attributable to Reading International, Inc. common stockholders	$3,855	$381	$9,054	$19,496
Basic earnings per share attributable to Reading International, Inc. stockholders	$0.17	$0.02	$0.39	$0.84
Diluted earnings per share attributable to Reading International, Inc. stockholders	$0.16	$0.02	$0.38	$0.83
Weighted average number of shares outstanding – basic	23,334,892	23,287,449	23,334,892	23,283,405
Weighted average number of shares outstanding – diluted	23,532,796	23,482,262	23,532,796	23,478,218

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(U.S. dollars in thousands, except share information)

	September 30,	December 31,
	2016	2015(1)
ASSETS	(Unaudited)
Current Assets:
Cash and cash equivalents	$9,980	$19,702
Receivables	8,183	10,036
Inventory	1,163	1,122
Investment in marketable securities	55	51
Restricted cash	1,043	160
Prepaid and other current assets	6,224	5,429
Land held for sale – current	--	421
Total current assets	26,648	36,921
Operating property, net	227,919	210,298
Land held for sale – non-current	39,951	37,966
Investment and development property, net	37,490	23,002
Investment in unconsolidated joint ventures and entities	5,504	5,370
Investment in Reading International Trust I	838	838
Goodwill	20,434	19,715
Intangible assets, net	10,187	9,889
Deferred tax asset, net	28,726	25,649
Other assets	3,759	3,615
Total assets	$401,456	$373,263
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$21,312	$23,638
Film rent payable	6,342	9,291
Debt – current, net	8,338	14,887
Taxes payable – current	7,546	5,275
Deferred current revenue	11,938	14,591
Other current liabilities	8,078	7,640
Total current liabilities	63,554	75,322
Debt – long-term, net	106,776	87,101
Subordinated debt, net	27,286	27,125
Noncurrent tax liabilities	16,873	16,457
Other liabilities	30,756	30,062
Total liabilities	245,245	236,067
Commitments and contingencies (Note 13)
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,831,113 issued and 21,654,302 outstanding at September 30, 2016 and December 31, 2015	229	229
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at September 30, 2016 and December 31, 2015	17	17
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at September 30, 2016 and December 31, 2015	--	--
Additional paid-in capital	144,263	143,815
Accumulated deficit	(425)	(9,478)
Treasury shares	(13,524)	(13,524)
Accumulated other comprehensive income	21,220	11,806
Total Reading International, Inc. stockholders’ equity	151,780	132,865
Noncontrolling interests	4,431	4,331
Total stockholders’ equity	156,211	137,196
Total liabilities and stockholders’ equity	$401,456	$373,263

1 Certain prior period amounts have been reclassified to conform to the current period presentation.